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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Restaurant Acquisition Partners, Inc.

We hereby consent to the use in the Prospectus constituting part of Amendment No. 3 to the Registration Statement on Form S-1 of our report dated June 19, 2006 on the financial statements of Restaurant Acquisition Partners, Inc. as of April 16, 2006 and December 25, 2005 and for the sixteen-week period ended April 16, 2006, the period from October 3, 2005 (date of inception) to December 25, 2005, and the cumulative period from October 3, 2005 (date of inception) through April 16, 2006 which appears in such Prospectus. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

June 29, 2006

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM